Exhibit 99.2

Filed by Riverbed Technology, Inc. pursuant to

Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14d-2 under the Securities Exchange Act of 1934, as amended

Subject Company: OPNET Technologies, Inc.

Commission File No. 000-30931

Riverbed to Acquire OPNET Technologies, Inc.	Page 1 of 3

Oct. 28, 2012 23:40 UTC

Riverbed to Acquire OPNET Technologies, Inc.

Acquisition extends Riverbed’s Network Performance Management business into high-growth Application Performance Management market

BETHESDA, Md. & SAN FRANCISCO—(BUSINESS WIRE)— Riverbed Technology (NASDAQ: RVBD), the performance company, and OPNET Technologies, Inc. (NASDAQ: OPNT), the leading provider of solutions for application and network performance management, today announced that Riverbed® has entered into a definitive agreement to acquire OPNET for $43 per share in cash and stock, representing an equity value of $1 billion and an enterprise value of $921 million. The acquisition will enable Riverbed to extend its network performance management (NPM) business into the multi-billion dollar application performance management (APM) market. The combination of Cascade® and OPNET will create a new force in the converged market for NPM and APM, with over $250 million in annualized revenue.

Networks and applications are required to work together to deliver the performance business users demand. The addition of OPNET’s broad-based family of APM products enhances Riverbed’s already strong position in the NPM market. The resulting combination is a product line with unparalleled visibility and insight into application and network performance. This acquisition enables Riverbed to provide customers with a unique integrated solution that not only monitors network and application performance, but also accelerates it.

OPNET has been recognized as a leader in the APM market: http://www.opnet.com/gartner-magic-quadrant-apm/.

“The addition of OPNET establishes Riverbed as the clear leader in the high-growth and converging application and network performance management markets,” said Jerry Kennelly, Chairman and CEO at Riverbed. “This acquisition also transforms Riverbed into a billion dollar revenue company.”

“Riverbed and OPNET have natural synergies,” said Marc Cohen, OPNET’s Chairman and CEO. “Riverbed’s leadership in accelerating business technology combined with OPNET’s industry-leading suite of APM products provides customers with a single solution for monitoring, troubleshooting and actually fixing the application and network performance problems challenging them today.”

OPNET will be combined with Riverbed’s Cascade business unit. The transaction is expected to be accretive to Riverbed’s 2013 earnings per share on a non-GAAP basis. Leveraging the Riverbed brand, channels and infrastructure, Riverbed expects meaningful revenue and operating synergies in 2014.

Exchange Offer Details

Under the terms of the agreement between Riverbed and OPNET, Riverbed will acquire all of the outstanding shares of OPNET common stock pursuant to an exchange offer, followed by a second step merger. In the exchange offer and the merger, OPNET stockholders will receive for each OPNET share they own: (i) $36.55 in cash; and (ii) 0.2774 of a share of Riverbed common stock. The cash portion of the offer consideration will be financed through Riverbed’s existing cash on hand and new debt. The exchange offer is subject to customary closing conditions, including the tender into the exchange offer by OPNET stockholders of shares representing at least a majority of the outstanding shares of OPNET common stock on a fully diluted basis, receipt of financing and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and is expected to close before December 31, 2012.

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Goldman, Sachs & Co. is serving as financial advisor to Riverbed; Weil, Gotshal & Manges LLP and Wilson Sonsini Goodrich & Rosati are serving as legal advisors to Riverbed. Lazard is serving as financial advisor to OPNET and Cooley LLP is serving as legal counsel to OPNET. Riverbed has received financing commitments from Morgan Stanley and Goldman, Sachs & Co.

Conference Call

Riverbed will host a conference call and webcast today, October 29, 2012, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss its proposed acquisition of OPNET. To participate via telephone, in the U.S. the toll free dial-in number is (877) 474-7568; outside the U.S. dial +1 (706) 634-6541. Please call 10 minutes prior to the scheduled conference time. A live webcast and supporting slides can be accessed at www.riverbed.com/investors. The webcast replay of the conference call will be archived on the Riverbed Investor Relations website.

About OPNET

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is the leading provider of solutions for application and network performance management. For more information about OPNET and its products, please visit www.opnet.com.

About Riverbed

Riverbed delivers performance for the globally connected enterprise. With Riverbed, enterprises can successfully and intelligently implement strategic initiatives such as virtualization, consolidation, cloud computing, and disaster recovery without fear of compromising performance. By giving enterprises the platform they need to understand, optimize and consolidate their IT, Riverbed helps enterprises to build a fast, fluid and dynamic IT architecture that aligns with the business needs of the organization. Additional information about Riverbed (NASDAQ: RVBD) is available at www.riverbed.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: (i) statements about the benefits of the exchange offer and the merger; (ii) future financial and operating results following the exchange offer and the merger; (iii) the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; (iv) the competitive position and opportunities of the combined company; (v) the impact of the exchange offer and the merger on the market for the combined company’s products; and (vi) the timing of the completion of the exchange offer and the merger. In addition, words such as “anticipate,” “believes,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are based upon the current beliefs and expectations of Riverbed’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Riverbed. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: (a) risks related to the integration of OPNET into Riverbed and the anticipated future benefits resulting from the acquisition of OPNET; (b) Riverbed’s or the combined company’s ability to react to trends and challenges in our business and the markets in which we operate; (c) Riverbed’s or the combined company’s ability to anticipate market needs or develop new or enhanced products to meet those needs; (d) the adoption rate of Riverbed’s or the combined company’s products; (e) Riverbed’s or the combined company’s ability to establish and maintain successful relationships with our distribution partners; (f) our ability to compete in our industry; (g) fluctuations in demand, sales cycles and prices for Riverbed’s or the combined company’s products and services; (h) shortages or price fluctuations in Riverbed’s or the combined company’s supply chain; (i) Riverbed’s or the combined company’s ability to protect intellectual property rights; (j) general political, economic and market conditions and events; (k) difficulties encountered in integrating Riverbed’s and OPNET’s businesses and technologies; (l) the expense and impact of legal proceedings; and (m) other risks and uncertainties described more fully in Riverbed’s and OPNET’s documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this document are based on information available as of the date hereof, and Riverbed assumes no obligation to update these forward-looking statements. Riverbed reserves the right to modify future business or product plans at any time.

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Additional Information and Where to Find It

The exchange offer for the outstanding shares of OPNET referenced in this document has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of OPNET, nor is it a substitute for the registration statement and exchange offer materials that Riverbed and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the exchange offer. At the time the offer is commenced, Riverbed and its acquisition subsidiary will file exchange offer materials on Schedule TO and a registration statement on Form S-4 with the SEC, and OPNET will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. The exchange offer materials (including a Prospectus/Offer to Exchange, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of OPNET are urged to read these documents when they become available because they will contain important information that holders of OPNET securities should consider before making any decision regarding tendering their securities. The Prospectus/Offer to Exchange, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of OPNET at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Free copies of these documents will be made available by Riverbed by mail to Riverbed, 199 Fremont Street, San Francisco, CA 94105, Attention: Investor Relations.

In addition to the Prospectus/Offer to Exchange, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Riverbed and OPNET file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Riverbed or OPNET at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Riverbed’s and OPNET’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

Contacts

Riverbed Technology

Renee Lyall, 415-247-6353 (Investor Relations)

renee.lyall@riverbed.com

Kristalle Ward, 415-247-8140 (Media)

kristalle.ward@riverbed.com

Source: Riverbed Technology View this news release online at: http://www.businesswire.com/news/home/20121029000000/en